                                  EXHIBIT 99.2
                                  ------------

                                                VORNADO REALTY TRUST
                                                Park 80 West, Plaza II
                                                Saddle Brook, New Jersey 07663


FOR IMMEDIATE RELEASE - AUGUST 25, 1997
---------------------------------------

    SADDLE BROOK, NEW JERSEY.......VORNADO REALTY TRUST (NYSE:VNO) has
signed a definitive agreement to merge Arbor Property Trust (NYSE:ABR) into Vornado. Under the terms of the agreement, Arbor's shareholders can elect to receive, for each Arbor Common Share, either 15.3846% of a share of Vornado's Convertible Preferred Stock or 12.1905% of a share of Vornado's Common Stock. The approximate value of the transaction is $225 million, including assumed debt of $125 million.

    Arbor is a single asset REIT which owns the Green Acres Mall, a four department store enclosed regional shopping mall containing approximately 1.8 million square feet, including the Plaza at Green Acres. Green Acres is located in Nassau County, Long Island on Sunrise Highway, approximately one mile east of Queens, New York.

    Vornado is a fully-integrated equity real estate investment trust which owns, leases, develops, redevelops and manages retail, office and industrial properties primarily located in the Northeast and Midatlantic regions of the United States.

    The closing, which is expected in December, is subject to the approval of Arbor's shareholders and certain other conditions; accordingly, there can be no assurance that the proposed transaction will be ultimately completed.

                                     # # # #


                                     Page 7